Exhibit 99.1

Media Contact: Scott Simon, Hawaiian Telcom (808) 546-5466	Investor Relations Contact: Brian Tanner, Hawaiian Telcom (808) 546-3442

For Immediate Release

NLRB Conclusively Dismisses Union Charge Against Hawaiian Telcom

HONOLULU, HAWAII — August 28, 2012 — Hawaiian Telcom Holdco, Inc. (NASDAQ:HCOM) announced today that the National Labor Relations Board (NLRB) has conclusively dismissed IBEW Local Union 1357’s unfair labor practices charge relating to the implementation of Last, Best and Final Offer employment terms by the company’s Hawaiian Telcom, Inc. subsidiary.

By letter dated August 17, 2012, the NLRB communicated its determination that collective bargaining negotiations did reach an impasse and that the company appropriately imposed the terms of employment.  As a result of the dismissal, the terms of employment will remain in effect for the company’s union-represented employees.

Informal discussions between the company and union are ongoing regarding the possibility of entering into a collective bargaining agreement in the future.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and projections that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2011 Annual Report on Form 10-K. The information contained in this release is as of August 28, 2012. It is anticipated that subsequent events and developments may cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom Holdco, Inc., headquartered in Honolulu, is Hawaii’s leading provider of integrated communications solutions for business and residential customers. With roots in Hawaii beginning in 1883, the Company offers a full range of services including voice, video, Internet, data, wireless, and advanced communication and network services supported by the reach and reliability of its network and Hawaii’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit www.hawaiiantel.com.

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